BRIDGING SERVICES AGREEMENT
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     This  Bridging  Services Agreement (the "Agreement") is made as of this ___
day of ___________, ____, (the "Effective Date") by and between Ralston Purina Company, a Missouri Corporation ("Ralston"), and Eveready Battery Company, Inc., a Delaware corporation ("Eveready").

     WHEREAS, Ralston has consolidated its battery and lighting products business into Energizer Holdings, Inc., a holding company parent, and Eveready, an operating company subsidiary, and intends to distribute the outstanding common stock of Energizer Holdings, Inc. on a prorata basis to the holders of Ralston Purina common stock (the "Distribution");

     WHEREAS, Ralston and Eveready have executed a lease agreement dated ______________ pursuant to which Eveready will lease certain office space from Ralston (the "Lease");

     WHEREAS, Ralston desires to provide to Eveready, and Eveready desires to receive from Ralston, certain services, as more fully described on Schedules 1A through 1_ attached hereto, (collectively, the "Eveready Services") in connection with the Eveready business on an interim basis following the Distribution;

     WHEREAS, Eveready desires to provide Ralston, and Ralston desires to receive from Eveready, certain services, as more fully described on Schedules 2A through 2_ attached hereto, (collectively, the "Ralston Services"), in connection with Ralston's businesses (other than the Eveready business) on an interim basis following the Distribution; and

     WHEREAS, Ralston and Eveready desire to enter into this Agreement to confirm the terms and conditions pursuant to which each party will provide to the other party, for a limited time from and after the Effective Date, the Eveready Services or the Ralston Services as the case may be.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     SERVICES.  Subject  to  the  terms  of this Agreement, from and after the
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Effective  Date,  the  party  providing  particular Ralston Services or Eveready
Services, as the case may be, (the "Provider") shall make such Services available to the party receiving such Services (the "Recipient") in accordance with the practices in effect as of the Effective Date or as specifically set forth in the Schedules. In consideration for the Services, the Recipient shall pay to the Provider the fee or other charge set forth opposite each such Service on the applicable Schedule and each Service provided will be separately invoiced to Recipient in accordance with the billing provisions set forth in the Schedule with respect to such Service. The Recipient shall give the Provider written notice of its intent to terminate any one or more of the Services at least thirty (30) days prior to the termination of the Service unless any Schedules hereto provide for a different notice period in which case such different notice period shall apply to the applicable Services. This Agreement shall continue in full force and effect with respect to any Services not terminated by any such notices.

2.     LIABILITY;  INDEMNIFICATION.  The Provider shall have no liability to the
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Recipient  with  respect  to its furnishing any of the Services hereunder except for its willful misconduct. By agreeing to provide the Services as an accommodation to the Recipient, the Provider is making no representations or warranties as to the quality, suitability or adequacy of the Services for any purpose or use. In providing the Services, the Provider shall not be obligated to (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of the Recipient's data to the Recipient or any alternate supplier of administrative services. The sole remedy of the Recipient in the event data owned by it is lost or damaged in any way during processing by the Provider is the refund to it of any charges paid for the processing of the damaged data. The Provider agrees to exercise reasonable diligence to correct errors or deficiencies in the Services but the Recipient shall have no other remedy against the Provider regardless of any loss suffered by the Recipient or any other person or entity. The Provider shall not be liable to any third party in any way for any obligation or commitment pursuant to this Agreement or for any act or omission and the Recipient shall be solely liable and responsible for any and all claims, liabilities, obligations, losses, costs, expenses, litigation, proceedings, taxes, levies, imposts, duties, deficiencies, assessments, charges, allegations, demands, damages or judgments of any kind or nature whatsoever ("Liabilities") related to, arising from, asserted against or associated with the Provider furnishing or failing to furnish to the Recipient any of the Services described herein. Upon the termination of any of the Services, the Recipient shall be obligated to return to the Provider, as soon as practicable, any equipment or other property of the Provider relating to the Services which is owned or leased by it and is or was in the Recipient's possession or control. Effective as of the date of this Agreement, the Recipient shall indemnify and hold the Provider and its affiliates and their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns harmless from and against any and all Liabilities (including, without limitation, reasonable fees and expenses of counsel) of whatever kind and nature related to, arising from, asserted against or associated with the Provider's furnishing or failing to furnish the Services provided for in this Agreement, other than Liabilities arising out of the willful misconduct of the Provider or its affiliates or their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assigns.

Nothing herein, however, shall be deemed to affect the right of the Recipient to seek damages or other rights of redress against the Provider for breach of the provisions of this Agreement.

3.     CLAIMS.  Recipient's  receipt of any Service performed hereunder shall be
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an  unqualified  acceptance  of,  and  a waiver by it of any and all claims with respect to such Service unless it gives the Provider notice of claim within thirty (30) days after such receipt; no claim by the Recipient against the Provider of any kind, whether as to service performed or for delayed performance or non-performance and whether or not based on negligence, shall be greater in amount than the fee for the Service in respect of which such claim is made; and in no event will the Provider be liable to the Recipient for any incidental or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder.

4.     ADDITIONAL  SERVICES.  If  a  party  to this Agreement wants the other to
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provide  any service other than the Services provided for in the Schedules, such
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party  shall  notify the other in writing, and within thirty (30) days following the giving of such notice, such other party shall decide, in its sole discretion, whether to provide such service. If such other party agrees to be a Provider with respect to such additional service, the Recipient and Provider shall agree on the fee for such service. The provision by Provider of any such additional Services shall be subject to all other provisions of this Agreement, as if those Services had originally been part of the Schedules to this Agreement.

5.     CONFIDENTIALITY.  Any and all information which is not generally known to
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the  public  which  is  exchanged  between  the  parties in connection with this
Agreement, whether of a technical or business nature, shall be considered to be confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party. Each party shall take reasonable measures to protect against nondisclosure of confidential information by its officers and employees. Confidential information shall not include any information (i) which is or becomes part of the public domain; (ii) which is obtained from third parties who are not bound by confidentiality obligations; or (iii) which is required to be disclosed by law, regulation, legal process or the rules of any state or federal regulatory agency or the New York Stock Exchange. The provisions of this section shall survive the termination of this Agreement.

6.     ASSIGNMENT.  Notwithstanding  anything to the contrary in this Agreement,
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this  Agreement  shall  not  be  assignable by either party hereto, to any other person, firm or entity without the prior written consent of the other party; provided, however, that the Agreement in its entirety, or any portion of the rights and obligations established hereunder, may be assigned by either party hereto to one of its directly or indirectly wholly-owned subsidiaries without the written consent of the other party. Except as expressly provided herein, nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

7.     WAIVER,  AMENDMENT OR MODIFICATION.  No waiver, amendment or modification
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of  this  Agreement  shall  be  valid unless in writing and duly executed by the party  to  be  charged  therewith.

8.     ENTIRE  AGREEMENT.This Agreement and the Schedules hereto constitutes the
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entire  agreement  of  the  parties  concerning  the  subject  matter hereof and supersedes all previous agreements between the parties, whether written or oral, with respect to such subject matter.

9.     GOVERNING  LAW.Despite  any different result required by any conflicts of
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law  provisions,  this  Agreement  shall be governed by the laws of the State of
Missouri.

10.     NOTICES.All notices, requests, demands, waivers and other communications
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(hereinafter  "Notices')  required  or  permitted  to  be given pursuant to this
Agreement shall be in writing and shall be deemed to have been duly given (i) at the time of delivery, if delivered by hand; (ii) on the date of transmission, if sent by facsimile, telegram or other standard form of telecommunications; or
(iii) three (3) business days after mailing, if mailed registered or certified first-class mail, postage prepaid, return receipt requested. Notices shall be delivered or sent, as the case may be, to the following addresses or to such other addresses as the parties may hereinafter designate by like notice similarly provided:

IF  TO  EVEREADY:          Eveready  Battery  Company,  Inc.
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                           Checkerboard  Square
                           St.  Louis,  MO  63164
                           Attn:  General  Counsel

IF  TO  RALSTON:           Ralston  Purina  Company
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                           Checkerboard  Square
                           St.  Louis,  MO  63164
                           Attn:  General  Counsel

11.     FORCE  MAJEURE.  Anything  else  in  this Agreement notwithstanding, the
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Provider  shall  be  excused from providing Services hereunder while, and to the extent that, its performance is prevented by fire, drought, explosion, flood, invasion, rebellion, earthquake, civil commotion, strike or labor disturbance, governmental or military authority, act of God, mechanical failure or any other event or casualty beyond the reasonable control of the Provider, whether similar or dissimilar to those enumerated in this paragraph (hereinafter a "Casualty"). In the event of a Casualty, the Recipient shall be responsible for making its own alternative arrangements with respect to the interrupted Services.

12.     INDEPENDENT  CONTRACTOR.  The  relationship  of  Provider  and Recipient
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which is created hereunder is that of an independent contractor.  This Agreement
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is  not  intended  to  create  and  shall  not  be construed as creating between
Eveready and Ralston the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.

13.     BILLING AND PAYMENT.  The Provider shall bill the Recipient on a monthly
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basis  for the amounts due to the Provider for Services provided pursuant to the term of this Agreement. All such bills shall contain reasonable detail and shall be due thirty (30) days after receipt unless any Schedules hereto provide for a different payment period in which case such different payment period shall apply to the applicable Services. The failure of the Recipient to pay any bill on time shall result in the Recipient owing the Provider an additional handling charge equal to one percent (1%) per month of the amount due from the date due to the payment date.

14.     TERM.  It is intended that the Services be provided by each party hereto
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as  a  temporary  accommodation  to the other.  Each party shall arrange for the relevant Services to be provided by its own employees or by third-party providers as soon as is practicable even if such arrangements result in greater cost to it than it would incur if the Services were provided by the other party. In no event, however, shall either be obliged to provide any Services after _____________, _____. Notwithstanding the foregoing, if any Schedules hereto provide for the provision of Services for a longer period, such longer period shall govern the provision of such Services.

15.     WAIVER.  The  failure of either party at any time or times to enforce or
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require  performance of any provision hereof shall in no way operate as a waiver or  affect  the  right  of  such  party  at  a  later  time to enforce the same.

16.     SEVERABILITY.  If  any  provision  of  this Agreement shall hereafter be
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held  to  be  invalid  or  unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which it shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

RALSTON  PURINA  COMPANY            EVEREADY  BATTERY  COMPANY,  INC.

By:_______________________          By:____________________
Name:_____________________          Name:__________________
Title:______________________        Title:___________________

Witness:____________________        Witness:_________________
Name:______________________         Name:__________________